FOR IMMEDIATE RELEASE

Contact: Jeffery A. Bryson

VP of Investor Relations

ScanSource, Inc.

864 286-4305

ScanSource Posts Quarterly Sales

GREENVILLE, SC--January 6, 2006--ScanSource, Inc. (Nasdaq: SCSC), a leading value-added distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced that sales results for its quarter ended December 31, 2005 are expected to be in a range of $404 - $411 million compared to $370.1 million for the same period one year ago.

Today's release reflects ScanSource's normal reporting practice whereby quarterly sales results are disclosed in a release at a practicable date soon after quarter-end. At this reporting interval ScanSource does not comment on its margin, the mix of its sales, or other information that would be necessary to draw a conclusion about net income and earnings per share. On its January 26, 2006 quarter end earnings conference call, ScanSource will share final sales results by geographies and product areas, discuss EPS, and provide a forecast for the following quarter.

ScanSource Posts Quarterly Sales

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ScanSource, Inc. is a leading international distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales unit; communications products from Intel and NEC through its Paracon sales unit; and electronic security products through its ScanSource Security Distribution unit.

The Company serves the North America marketplace and has an international segment, which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company markets products from more than 100 technology manufacturers to over 16,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.